CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of China Growth Equity Investment, Ltd. on Form S-1 of our report dated March 8, 2011 on the financial statements of China Growth Equity Investment, Ltd. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

New York, New York
April 5, 2011